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Exhibit 3.24

English Translation

ARTICLES OF ASSOCIATION
of
Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH

1.     COMPANY NAME, REGISTERED OFFICE, TERM

  (1)
  The Company is a limited liability company under German law (Gesellschaft mit beschränkter Haftung) with the company name

Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH.

  (2)
  The Company's registered office is in Bergkamen, Germany.

  (3)
  The term of the Articles of Association is indefinite.

2.     PURPOSE OF THE COMPANY

  (1)
  The purpose of the Company is the acquisition and management of shares in other enterprises, in particular the acquisition of a limited partner's interest in a GmbH & Co. KG whose purpose is the development, manufacture, sale and distribution of chemicals, as well as the acquisition and management of shares in similar enterprises. The acquisition of a general partner's interest in a limited partnership under German law (Kommanditgesellschaft) shall be excluded.

  (2)
  The Company may engage in all transactions suitable to directly or indirectly serve the Company's purpose.

  (3)
  The Company may establish branch offices and acquire participations in enterprises having the same or a similar purpose.

3.     SHARE CAPITAL AND ORIGINAL CAPITAL CONTRIBUTION

  (1)
  The share capital of the Company amounts to

€ 25,000.00
(in words: euro twenty-five thousand).

4.     MANAGEMENT

  (1)
  The Company shall have one or more managing directors, who shall be appointed and removed by the shareholders.

  (2)
  The managing directors shall be obliged to follow the instructions given by the shareholders, in particular to comply with any rules of procedure adopted by the shareholders and to enter into transactions which the shareholders have subjected to their prior approval only with such approval.

5.     REPRESENTATION

  (1)
  The Company shall be represented by one managing director alone if only one managing director has been appointed or if the shareholders have authorised such managing director to represent the Company alone. In all other cases, the Company shall be represented jointly by two managing directors or by one managing director together with a holder of full power of attorney (Prokurist).

  (2)
  The shareholders may release the managing directors from the restrictions imposed on them by Section 181 of the German Civil Code (Bürgerliches Gesetzbuch; "BGB").

  (3)
  With regard to the conclusion, amendment or termination of service agreements with managing directors, including the granting or modification of pension commitments, the Company shall exclusively be represented by the shareholders. However, service agreements with managing directors may also be terminated for cause (aus wichtigem Grund) by the persons having authority to represent the Company pursuant to paragraph (1).

6.     FINANCIAL YEAR, BALANCE SHEET, DISTRIBUTION OF PROFITS

  (1)
  The financial year shall be the calendar year. The first financial year shall be a short financial year, commencing as of the formation of the Company and ending on 31st December of the same year.

  (2)
  The managing directors shall prepare the annual financial statements, including the management report, for the respective previous financial year within the statutory periods and present them to the shareholders for adoption.

  (3)
  Any net income for the year may by shareholder resolution be distributed, allocated to the revenue reserves or carried forward as profit.

7.     PUBLICATIONS

        The publications of the Company shall exclusively be made in the Federal Bulletin (Bundesanzeiger) for the Federal Republic of Germany.

8.     FORMATION COSTS

        The Company shall bear the costs incurred in connection with the notarisation, the application for entry in the commercial register and entry in the commercial register and publication up to an amount of € 1,000 (thereof approx. € 100 notarisation costs, approx. € 60 costs of application for entry in the commercial register, approx. € 85 costs of entry in the commercial register and approx. € 360 publication costs). Any additional costs shall be borne by the shareholders.

        Notarial confirmation pursuant to Section 54 of the German Act on Limited Liability Companies (Gesetz betreffend die Gesellschaften mit beschränkter Haftung; "GmbHG")

        I hereby confirm that the amended provisions of the above Articles of Association conform to the resolution on the amendment of the Articles of Association dated 26th January, 2004 and that the unamended provisions conform to the wording of the Articles of Association last filed with the commercial register.

/s/

Done at Werne on this 26th January, 2004

Signature of Notary Public

/s/

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ARTICLES OF ASSOCIATION of Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH
Huntsman Advanced Materials Beteiligungs (Deutschland) GmbH.